EXHIBIT 99.1

Natural Health Farm Holdings, Inc. Appoints Mr. Tee Chuen Hau as Chief Financial Officer

Vegas, Nevada, May 17, 2019 - Natural Health Farm Holdings, Inc (OTCQB: NHEL) (the “Company” or “NHF Holdings”), a nutraceuticals biotechnology company, is pleased to announce that Mr. Tee Chuen Hau will be the Chief Financial Officer, effectively today. Vernon Tee will step down as the current Chief Financial Officer and remain as the Chief Executive Officer and Chief Operation Officer of NHF Holdings.

“We are excited to welcome Mr. Tee to the NHEL team,” said Vernon. “We were looking for a leader who is enthusiast about business strategy and transformation, so Mr. Tee’s background is well suited to help us drive our strategy and bring tremendous capabilities to the Company.”

At NHF Holdings, Mr. Tee will oversee the Company’s finance and accounting organization, company growth strategy and business planning. He will report directly to the Chief Executive Officer, Vernon Tee.

“I’m pleased to have the opportunity to be part of the NHF Holding management team and excited to contribute to the Company’s next phase of growth,” said Mr.Tee

Tee, 38, has more than 10 years of business strategy and consulting experience in various industries, working with private firms and government agencies. During his service as a Principal with A.T Kearney, a leading global management consulting firm, he has acted as professional advisor to his clients, mainly in oil and gas and high-tech industries, and led consulting engagements in the area of strategy formulation and business transformation.

About Natural Health Farm Holdings Inc.

Natural Health Farm Holdings, Inc. (OTCQB: NHEL) is a Nevada-based fully integrated nutraceutical biotechnology company offering clinically researched naturopathic products and related services through healthcare practitioners and direct-to-consumers. Since 2017, the Company has developed and commercialized a proprietary web-based Naturopathic Learning Management System that enables consumers and distributors to be educated on health-related aspects of various diseases.

For further information, please visit www.nhf-holdings.com

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Contact information
ir@nhf-holdings.com
www.nhf-holdings.com